Exhibit 10.94

Terms of Transition Services Arrangements with Michael J. Donahue

It may be beneficial for you to serve as a consultant to BearingPoint, Inc. for the thirty (30) days immediately following the effective date of your employment termination, in order to assist management in the orderly transition of your duties, and the resolution of certain outstanding matters. In exchange for your reasonable cooperation and assistance during this fixed thirty (30) day term, BearingPoint shall continue to make your email “Outlook” account available and active, and you may retain possession of your BearingPoint laptop computer and accessories during this transition period. In exchange for your reasonable cooperation and assistance during this fixed thirty (30) day term, BearingPoint shall also pay you a fee, equivalent to one (1) month compensation at your current monthly base salary. In the event that you choose not to do so, or you cease to provide reasonable assistance, in BearingPoint’s sole discretion, at any time during this thirty day term, BearingPoint shall be responsible to pay you only through the date of your last contribution, if any on a pro-rated basis. At the conclusion of the transition period, you agree to immediately return the BearingPoint laptop computer and accessories. At such time your BearingPoint “Outlook” account will also terminate.